Oportun Strengthens Debt Capital Structure With $485 Million Asset Backed Securitization and Corporate Debt Repayments
5.32% yield, 45 basis points lower than the prior October 2025 ABS transaction

Fourth consecutive sub-6% ABS transaction

Repaid $37.5 million of corporate debt during the fourth quarter

SAN MATEO, Calif., February 9, 2026 – Oportun (Nasdaq: OPRT), a mission-driven financial services company, today announced the issuance of $485 million of two-year revolving fixed rate asset-backed notes secured by a pool of unsecured and secured installment loans.

The offering included five classes of fixed rate notes: Class A, Class B, Class C, Class D, and Class E. Fitch rated all classes of notes, assigning ratings of AAA, AA-, A-, BBB-, and BB-, respectively. Goldman Sachs & Co. LLC served as the sole structuring agent and co-lead, and Citizens JMP Securities, LLC, Deutsche Bank Securities Inc., Guggenheim Securities, LLC, Jefferies LLC and Natixis Securities Americas LLC also served as co-leads.

The weighted average coupon on this ABS transaction, 2026-A, was 5.25%, and the weighted average yield was 5.32%. The Class A notes were priced with a coupon of 4.32% per annum; the Class B notes were priced with a coupon of 5.06% per annum; the Class C notes were priced with a coupon of 5.45% per annum; the Class D notes were priced with a coupon of 6.28% per annum; and the Class E notes were priced with a coupon of 9.38% per annum.

“With this most recent ABS transaction, Oportun demonstrates a sustained ability to raise capital on very favorable terms. The company has now raised more than $1.9 billion of capital through the ABS market in the last 9-months at sub-6% yields,” said Paul Appleton, Interim Chief Financial Officer at Oportun. “We remain diligent about executing comprehensive balance sheet optimization initiatives that have already significantly lowered our cost of capital. The strong financial performance of our core business has enabled the company to repay $70 million of corporate debt in 2025, including $37.5 million in the fourth quarter.”

For more information visit oportun.com. The notes were offered pursuant to Rule 144A under the Securities Act of 1933, as amended.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any jurisdiction in which such offer,

solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Oportun
Oportun (Nasdaq: OPRT) is a mission-driven financial services company that puts its members' financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $21.3 billion in responsible and affordable credit, saved its members more than $2.5 billion in interest and fees, and helped its members set aside an average of more than $1,800 annually. For more information, visit Oportun.com.

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Investor Contact Dorian Hare (650) 590-4323 ir@oportun.com Media Contact Michael Azzano Cosmo PR for Oportun (415) 596-1978 michael@cosmo-pr.com